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                                                                      Exhibit 11

                 Motorola, Inc. and Consolidated Subsidiaries
   Primary and Fully Diluted Earnings Per Common and Common Equivalent Share
                    (In millions, except per share amounts)

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                                                    For the Years Ended
                                         -----------------------------------
                                           Dec. 31,               Dec. 31,
                                             1996                   1995
                                         -------------          ------------
Net Income                                    $ 1,154               $ 1,781
Add:
Interest on Zero coupon notes due
     2009 and 2013, net of tax and
     effect of executive incentive and
     employee profit sharing plans                  4                     7
                                         -------------          ------------
Adjusted net income                           $ 1,158               $ 1,788
                                         =============          ============

EARNINGS PER COMMON AND COMMON
     EQUIVALENT SHARE - PRIMARY:
---------------------------------------
Weighted average common shares
     outstanding                                592.5                 589.7
Common equivalent shares:
     Stock options                                9.9                  12.8
     Zero coupon notes due 2009 and 2013          6.6                   7.2
                                         -------------          ------------
Common and common equivalent
     shares-primary (in millions)               609.0                 609.7
                                         -------------          ------------
Net earnings per share - primary              $  1.90               $  2.93
                                         =============          ============

EARNINGS PER COMMON AND COMMON
     EQUIVALENT SHARE - FULLY DILUTED:
---------------------------------------
Weighted average common shares
     outstanding                                592.5                 589.7
Common equivalent shares:
     Stock options                               10.5                  12.9
     Zero coupon notes due 2009 and 2013          6.6                   7.2
                                         -------------          ------------
Common and common equivalent
     shares-fully diluted (in millions)         609.6                 609.8
                                         -------------          ------------
Net earnings per share-fully diluted          $  1.90               $  2.93
                                         =============          ============
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